Exhibit 99.1

FOR IMMEDIATE RELEASE

MF Global Reports Third Quarter 2011 Results

Improved earnings performance on lower leverage; increased revenue per employee

NEW YORK, February 3, 2011 – MF Global Holdings Ltd. (NYSE: MF), a broker-dealer providing trading and hedging solutions, today reported financial results for the third fiscal quarter ended December 31, 2010.

Third Quarter Highlights

•	Balance sheet continues to be resized relative to market opportunity. Total assets were $42.5 billion at quarter end, compared with $51.0 billion at March 31, 2010.

•	Client payables level expands over last nine months. Client payables were $13.1 billion at quarter end, compared with $12.0 billion at March 31, 2010.

•

Net revenue per employee reflects early benefits of strategic initiatives. Net revenue per employee increased 11 percent from the same period last year. Revenue, net of interest and transaction-based expenses (net revenue), was $246.8 million for the third quarter versus $251.0 million for the same period last year.

•

Severance and preliminary legal settlement impact GAAP results. GAAP net loss applicable to common shareholders was $9.7 million or $0.06 per basic and diluted share for the third quarter, compared with net loss applicable to common shareholders of $22.3 million or $0.18 per basic and diluted share for the same period last year.[1] GAAP net loss applicable to common shareholders for the third quarter included severance of $5.5 million or $0.02 per fully diluted share and a preliminary legal settlement of $2.5 million or $0.01 per fully diluted share.

•

Higher adjusted net income reflects initial progress in transition. Adjusted net income applicable to common shareholders was $5.2 million for the third quarter of 2011, compared with $1.4 million for the same period last year.[2]

•

Adjusted earnings per share up slightly, despite 14 percent increase in shares outstanding. Adjusted earnings per fully diluted share were $0.03 for the third quarter versus $0.01 per fully diluted share for the same period last year.[2]

•	Strategic plan defined. The management team and Board of Directors have defined the company’s strategic plan to transform MF Global into an investment bank.

“The opportunity ahead is significant and the roadmap to achieve our objectives is clear,” said Jon S. Corzine, chairman and chief executive officer, MF Global. “MF Global has taken the

[1]	GAAP net loss includes a number of items that management believes are not necessarily reflective of operating performance, such as a legal settlement, gains on exchange memberships, stock compensation expense related to IPO awards, impairment of intangible assets and goodwill, broker related loss costs, adjustments for tax rate changes, and severance charges.
[2]	Adjusted net income and adjusted earnings per fully diluted share are non-GAAP measures. Please see definitions of non-GAAP financial measures in this release.

necessary steps to define our future and I believe we have crafted a strategic path forward to transition from a broker, to a broker-dealer, and eventually to a commodities and capital markets focused global investment bank.”

Mr. Corzine continued, “By aligning ourselves around client needs, our business model will focus on four main areas – institutional capital markets, retail services, transaction services and asset management. While some of these areas currently exist, others need retooling, and some will be built or acquired over time.”

“This transformation can fundamentally change our growth trajectory and profitability profile by delivering our clients a more comprehensive package of risk intermediation services. I believe our new model will create a growing and diversified revenue base, which will allow MF Global to deliver stable, double-digit returns to shareholders,” Mr. Corzine concluded.

Third Quarter 2011 Financial Results

Revenue, net of interest and transaction-based expenses (net revenue), was $246.8 million in the third quarter, compared with net revenue of $251.0 million for the same period last year.

The modest decline in net revenue from the previous year was primarily due to a reduction in work force, as well as volume mix and a corresponding lower rate per contract, partially offset by the measured expansion of client facilitation and principal risk taking activities.

Net revenue per employee was approximately $86,400 for the third quarter compared with $77,800 for the same period last year. At December 31, 2010 the company had 2,857 employees compared with 3,227 employees at December 31, 2009.

GAAP net loss applicable to common shareholders was $9.7 million or $0.06 per basic and diluted share for the third quarter, compared with net loss applicable to common shareholders of $22.3 million or $0.18 per basic and diluted share for the same period last year.1

Adjusted earnings per fully diluted share were $0.03 for the third quarter versus $0.01 per fully diluted share for the same period last year. 2

Employee compensation and benefits (excluding severance) during the quarter totaled $136.9 million, or 55.5 percent of net revenue compared with $149.2 million, or 59.4 percent of net revenue in the same period last year. The decrease in compensation and benefits was primarily due to the company’s principal risk taking activities and the restructuring which started in the first quarter.

Non-compensation expense in the third quarter of 2011 was $102.3 million compared with $97.5 million for the same period last year. The increase was primarily due to relocation and rental expense associated with previously leased office space, re-engineering efforts designed to create a more scalable infrastructure and a preliminary legal settlement recorded in the third quarter.

Client payables were $13.1 billion at the end of the quarter, compared with $12.0 billion at March 31, 2010.

“We are using the assets of our firm more effectively than ever before,” said Randy MacDonald, chief financial officer, MF Global. “Our progress is evident on many fronts: enhanced productivity, the resizing of our matched repo book relative to market opportunity, improved leverage ratios, increased client confidence and payables as well as an improving earnings profile. As we look to continue to align our balance sheet and capital structure to support our long-term strategy, we remain focused on extending the permanency of our capital, improving our cash flow and providing the resources necessary to execute our plan.”

Business Developments

MF Global Designated a Primary Dealer

The firm was designated a primary dealer by the Federal Reserve Bank of New York (FRBNY). MF Global is one of 20 primary dealers, which serve as counterparties to the Federal Reserve Bank of New York in open market operations, participate directly in Treasury auctions, and provide analysis and market intelligence to trading desks at the New York Federal Reserve.

Michael Stockman Appointed Global Chief Risk Officer

In line with the firm’s transition to an investment bank, Michael Stockman has been named global chief risk officer. In this role, Mr. Stockman will oversee management of the firm’s global risk profile including market, credit and operational risk.

Mr. Stockman has more than 25 years of domestic and global experience in risk management, trading and capital markets. From 1995 to 2008, he held several senior positions at UBS Investment Bank including as Chief Risk Officer for the Americas and as a Managing Director in the Fixed Income, Currencies and Commodities Division. Prior to joining UBS, he held several senior mortgage and asset-backed trading positions at Morgan Stanley, Goldman Sachs and Salomon Brothers.

Most recently, Mr. Stockman helped build a Risk Management and Capital Markets Advisory practice including a quantitative real estate solutions business – initially in a joint venture with State Street Global Markets – at a boutique firm, CQ Solutions, LLC. Additionally, Mr. Stockman has been a Visiting Scholar at the Tuck School at Dartmouth College.

Mike Blomfield named managing director of Asia Pacific.

Mr. Blomfield, who is based in Singapore, will develop and lead the firm’s Asia Pacific growth strategy as well as assume overall responsibility for business activities in the region. Mr. Blomfield has nearly two decades of experience in financial services including banking, equities and derivatives-related activities. He was formerly head of Commonwealth Bank of Australia’s Comm Sec (Australia’s largest retail brokerage) and the bank’s equity division, and most recently the chief executive officer of Dendiri Advisory Pty Ltd.

Jon Bass joined the firm as global head of institutional sales.

In this newly created role, Mr. Bass will work with the firm’s various product lines to expand MF Global’s relationships with top institutional clients, including asset managers, hedge funds, corporations, broker-dealers and financial institutions. Mr. Bass has more than two decades of sales experience in financial services. Most recently, he was the global head of fixed income at BTIG. Prior to that, he was head of all U.S. fixed income distribution for UBS and also served as a member of the UBS Investment Bank Board.

Munir Javeri joined the firm as global head of trading.

In this newly created role, Mr. Javeri will work with the firm’s various product lines to manage and enhance the firm’s trading capabilities across asset classes and geographic regions. Additionally, he will oversee the firm’s Principal Strategies Group, a newly initiated proprietary trading operation. The group engages in opportunistic trading across a variety of asset classes. Mr. Javeri has extensive trading and asset management experience. Most recently, he was a partner and portfolio manager at Gandhara Advisors, a multi-billion dollar equity hedge fund. Prior to that, he was a global macro investor at Soros Fund Management.

MF Global secures New York Stock Exchange (NYSE) and Tokyo Stock Exchange (TSE) memberships. The firm expanded access for its equities clients to two of the world’s largest stock exchanges. MF Global Inc. was granted membership to the NYSE on December 21, 2010 and MF Global FXA Securities became a trading participant member of the TSE on January 11, 2011.

Preliminary agreement reached on shareholder lawsuit. The company reached a preliminary agreement to settle class action litigation brought on behalf of purchasers of the MF Global common stock between July 2007 and February 2008. MF Global will contribute $2.5 million to the overall settlement of $90 million. MF Global joins this settlement without admitting liability and in the interest of avoiding unnecessary litigation expense. The preliminary settlement is subject to court review and final approval.

Earnings Conference Call Information

MF Global will hold a conference call to discuss the third quarter 2011 results today at 8:00 a.m. EST. The call is open to the public.

Dial-in information

U.S./Canada: +1-877-857-6176

International: +1-719-325-4810

Passcode: 1663514

Listeners to the call should dial in approximately 10 minutes prior to the start of the call.

Webcast information

A live audio webcast of the presentation will also be available on the investor relations section of the MF Global Web site, at http://www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

About MF Global

MF Global (NYSE: MF) is one of the world’s leading brokers of commodities and listed derivatives. MF Global delivers trading and hedging solutions as a broker-dealer across all major markets for futures and options, commodities, fixed income, equities and foreign exchange. The firm is one of 20 primary dealers authorized to trade U.S. government securities with the Federal Reserve Bank of New York. The firm provides access to more than 70 exchanges around the world and is a leader by volume on many of the largest derivatives exchanges. MF Global helps clients discover and capitalize on market opportunities by providing actionable insight, market expertise and deep liquidity. For more information please visit mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission (SEC), and any amendments thereto, for a description of the risks and uncertainties the Company faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, which is available on the Company’s website at http://www.mfglobal.com.

Investor Contact:

Lisa Kampf	+1 212.589.6592 lkampf@mfglobal.com

Media Contact:

Melissa Jarmel	+1 312.548.1287 mjarmel@mfglobal.com

# # #

Non-GAAP Financial Measures (see also supplementary tables for reconciliation)

In this press release, we provide certain earnings per share ratios based on a fully diluted number of shares (“fully diluted shares”). In accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”), earnings per share ratios based on fully diluted shares are considered to be non-GAAP financial measures because fully diluted shares represent shares outstanding, as determined on a GAAP basis, with certain adjustments that are made outside of GAAP. We use fully diluted shares for certain ratios for the reasons described further below.

We also provide information related to “adjusted earnings per fully diluted share”, which represents “adjusted earnings” (a non-GAAP financial measure) divided by our fully diluted shares (also a non-GAAP financial measure). “Adjusted earnings” excludes the following items from “Net loss applicable to common shareholders”: Stock compensation expense related to IPO awards; Severance expense; Gains on exchange seats and shares; Impairment of intangible assets and goodwill; Loss on extinguishment of debt; Certain legal settlement costs; Accelerated amortization of debt issuance costs; Foreign currency translation movements; Restructuring charges; Sarbanes Oxley costs; Certain tax adjustments; and Costs associated with the February 2008 broker-related loss. We use “adjusted earnings per fully diluted share” for the same reasons why we present fully diluted share ratios and also because our management believes that the measure provides a more useful metric of our operating performance. In particular, we exclude restructuring charges, a UK bonus tax, stock compensation expense related to IPO awards and costs associated with the February 2008 broker-related loss because we believe that they reflect losses or expenses arising from one-time events that are not reasonably likely to reoccur. In addition, we exclude impairment of intangible assets and goodwill; severance expense; loss on extinguishment of debt; certain litigation settlement expense; accelerated amortization of debt issuance costs; foreign currency translation movements; restructuring charges; gains on exchange seats and shares; Sarbanes Oxley costs; UK bonus tax; and certain tax adjustments because we believe that these gains and losses do not reflect our operating performance and do not help our shareholders understand our past or future financial performance.

The presentation of fully diluted shares and ratios based on fully diluted shares are not intended to be considered in isolation from, as a substitute for or as superior to, the financial information prepared and presented in accordance with GAAP, and our presentation of this measure may be different from non-GAAP financial measures used by other companies.

To determine adjusted earnings per fully diluted share, both the numerator and denominator of the GAAP EPS calculation also require adjustment. For the numerator, interest and amortization of issuance costs on our Convertible Notes, net of tax and dividends on the Series A and Series B Preferred Stock must be added back to net loss applicable to common shareholders. For the denominator, weighted average shares of common stock outstanding is adjusted at December 31, 2010 and 2009 to add back shares underlying restricted stock and stock unit awards (“IPO awards”) granted in connection with our IPO which are not considered dilutive under U.S. GAAP and, therefore, not included in diluted shares of common stock outstanding. These shares are not considered dilutive because, in part, of the value of these awards in relation to the market price of our shares of outstanding common stock. In addition, weighted average shares of common stock outstanding are also adjusted at December 31, 2010 and 2009 to include the impact of our outstanding Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, on an if-converted basis. For the three and nine months ended December 31, 2010 weighted average shares of common stock outstanding is adjusted by 12.0 million, 3.9 million and 18.7 million shares, related to the Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, respectively. For the nine months ended December 31, 2009 weighted average shares of common stock outstanding is adjusted for 4.9 million, 12.0 million, 14.4 million and 19.6 million shares, related to IPO awards, Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, respectively. For the three months ended December 31, 2009 weighted average shares of common stock outstanding is adjusted for 4.2 million, 12.0 million, 14.4 million and 19.6 million shares, related to IPO awards, Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, respectively. We believe it is meaningful to investors to present ratios based on fully diluted shares because it demonstrates the dilution that investors will experience at the end of the three-year vesting period of our IPO awards and when our Series A Preferred Stock, Series B Preferred Stock and Convertible Notes are converted. It is also how our management internally views dilution.

MF Global Holdings Ltd.

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
Revenues
Commissions	$344,803	$357,199	$1,049,276	$1,038,454
Principal transactions	40,889	33,213	152,384	124,181
Interest income	141,753	106,240	383,923	302,141
Other	8,767	8,733	31,446	31,745

Total revenues	536,212	505,385	1,617,029	1,496,521
Interest and transaction-based expenses:
Interest expense	65,234	35,368	165,806	94,528
Execution and clearing fees	161,125	156,969	491,294	445,361
Sales commissions	63,094	62,044	183,396	182,068

Total interest and transaction-based expenses	289,453	254,381	840,496	721,957
Revenues, net of interest and transaction-based expenses	246,759	251,004	776,533	774,564

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	142,346	150,460	437,217	485,428
Employee compensation related to non-recurring IPO awards	—	7,086	12,436	25,099
Communications and technology	32,937	31,352	98,745	87,173
Occupancy and equipment costs	13,728	9,884	36,006	29,351
Depreciation and amortization	11,327	13,482	32,941	41,341
Professional fees	20,820	19,587	52,194	58,614
General and other	22,169	21,980	60,917	82,158
IPO-related costs	—	—	—	894
Restructuring charges	—	—	12,792	—
Impairment of intangible assets and goodwill	1,323	1,165	2,869	2,325

Total other expenses	244,650	254,996	746,117	812,383
Gain on exchange seats and shares	422	1,680	2,063	12,924
Loss on extinguishment of debt	—	—	2,737	9,682
Interest on borrowings	11,527	9,903	31,104	30,415

Loss before provision for income taxes	(8,996)	(12,215)	(1,362)	(64,992)
(Benefit)/provision for income taxes	(4,544)	2,249	32,920	(17,154)
Equity in income of unconsolidated companies (net of tax)	558	330	1,762	1,260

Net loss	(3,894)	(14,134)	(32,520)	(46,578)
Less: Net income attributable to noncontrolling interest	815	484	2,122	1,525

Net loss attributable to MF Global Holdings Ltd.	$(4,709)	$(14,618)	$(34,642)	$(48,103)
Dividends declared on preferred stock	5,005	7,678	19,441	23,034
Deemed dividend resulting from exchange offer	—	—	48,792	—

Net loss applicable to common shareholders	$(9,714)	$(22,296)	$(102,875)	$(71,137)

Loss per share:
Basic	$(0.06)	$(0.18)	$(0.68)	$(0.58)
Diluted	$(0.06)	$(0.18)	$(0.68)	$(0.58)
Weighted average number of shares of common stock outstanding:
Basic	163,268,035	123,272,712	151,379,516	123,149,652
Diluted	163,268,035	123,272,712	151,379,516	123,149,652

MF Global Holdings Ltd.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2010	March 31, 2010
Assets
Cash and cash equivalents	$836,338	$826,227
Restricted cash and segregated securities	10,787,626	9,693,927
Securities purchased under agreements to resell	10,341,051	22,125,430
Securities borrowed	2,836,378	3,918,553
Securities received as collateral	90,653	52,185
Securities owned	12,826,938	10,320,139
Receivables:
Brokers, dealers and clearing organizations	3,756,889	3,317,789
Customers	467,283	292,110
Other	66,277	44,418
Memberships in exchanges, at cost	5,857	6,262
Furniture, equipment and leasehold improvements, net	118,416	72,961
Intangible assets, net	61,656	73,359
Other assets	261,773	222,720

TOTAL ASSETS	$42,457,135	$50,966,080

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	$532,311	$142,867
Securities sold under agreements to repurchase	18,632,833	29,079,743
Securities loaned	1,269,820	989,191
Obligation to return securities borrowed	90,653	52,185
Securities sold, not yet purchased, at fair value	6,340,706	4,401,449
Payables:
Brokers, dealers and clearing organizations	581,002	2,240,731
Customers	13,095,384	11,997,852
Accrued expenses and other liabilities	211,562	197,074
Long-term borrowings	191,387	499,389

TOTAL LIABILITIES	40,945,658	49,600,481

Preferred stock, $1.00 par value per share
Series A Convertible, cumulative	96,167	96,167
Series B Convertible, non-cumulative	34,446	128,035

EQUITY
Common stock, $1.00 par value per share	163,307	121,699
Treasury stock	—	(219)
Receivable from shareholder	—	(29,779)
Additional paid-in capital	1,557,981	1,367,948
Accumulated deficit	(363,108)	(328,466)
Accumulated other comprehensive income/(loss) (net of tax)	4,262	(5,752)
Noncontrolling interest	18,422	15,966

TOTAL EQUITY	1,380,864	1,141,397

TOTAL LIABILITIES AND EQUITY	$42,457,135	$50,966,080

Supplementary Data

The table below calculates principal transactions revenue, including the net interest generated from financing transactions related to principal transactions:

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$42.2	$33.3	$153.4	$123.0
Net interest generated from principal transactions and related financing transactions	25.1	26.4	66.1	96.6

Principal transactions and related net interest revenue	$67.3	$59.7	$219.5	$219.6

The table below provides an analysis of the components of principal transactions:

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$42.2	$33.3	$153.4	$123.0
Principal transactions revenues from investment of client payables	(1.3)	(0.1)	(1.0)	1.2

Principal transactions	$40.9	$33.2	$152.4	$124.2

The table below provides an analysis of the components of net interest income for the periods presented:

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$51.4	$44.5	$152.0	$111.0
Net interest generated from principal transactions and related financing transactions	25.1	26.4	66.1	96.6

Net interest income	$76.5	$70.9	$218.1	$207.6

The table below calculates net revenues from client payables and excess cash for the periods presented:

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$51.4	$44.5	$152.0	$111.0
Principal transactions revenues from investment of client payables	(1.3)	(0.1)	(1.0)	1.2

Net revenues from client payables and excess cash	$50.1	$44.4	$151.0	$112.2

The table below presents volumes for the periods presented:

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
	(contracts in millions)		(contracts in millions)
Execution-only volumes	59.5	108.9	220.6	353.4
Cleared volumes	367.4	316.1	1,160.8	897.1

Total exchange-traded futures and options volumes	426.9	425.0	1,381.4	1,250.5

Supplementary Data (continued)

GAAP net loss for the three months ended December 31, 2010 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (3)	Per Fully Diluted Shares (4)
Shares outstanding (in millions)			163.3	197.9

GAAP	$(9.0)	$(9.7)	(0.06)	—
Severance expense	5.5	3.6		0.02
Legal settlement costs	2.5	1.6		0.01
Other adjustments (1)	0.9	0.7		—
Anti-dilutive impact of fully diluted number of shares (2)	—	9.0		0.06

Adjusted	$(0.1)	$5.2		0.03

(1)	Other adjustments include exchange membership gains and impairment of intangible assets and goodwill.
(2)	The anti-dilutive impact of a fully diluted number of shares is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.
(3)	Calculated using after-tax amounts and 163.3 million shares outstanding.
(4)	Calculated using after-tax amounts and fully diluted shares of 197.9 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net loss for the three months ended December 31, 2009 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (3)	Per Fully Diluted Shares (4)
Shares outstanding (in millions)			123.3	173.5

GAAP	$(12.2)	$(22.3)	(0.18)	—
Stock compensation expense related to IPO awards	7.1	7.1		0.04
Severance expense	1.3	0.8		0.01
Tax rate adjustment related to the change in domicile	—	1.9		0.01
Other adjustments (1)	(0.2)	(0.3)		—
Anti-dilutive impact of fully diluted number of shares (2)	—	14.2		0.13

Adjusted	$(4.0)	$1.4		0.01

(1)	Other adjustments includes exchange membership gains, impairment of goodwill and February 2008 broker related loss costs.
(2)	The anti-dilutive impact of a fully diluted number of shares is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.
(3)	Calculated using after-tax amounts and 123.3 million shares outstanding
(4)	Calculated using after-tax amounts and fully diluted shares of 173.5 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

Supplementary Data (continued)

GAAP net loss for the nine months ended December 31, 2010 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (3)	Per Fully Diluted Shares (4)
Shares outstanding (in millions)			151.4	186.0

GAAP	$(1.4)	$(102.9)	(0.68)
Restructuring charges	12.8	8.4		0.05
Stock compensation expense related to IPO awards	12.4	8.8		0.05
Severance expense	9.9	6.8		0.04
U.K. bonus tax	3.0	3.0		0.02
Loss on extinguishment of debt	2.7	2.5		0.01
Legal settlement costs	2.5	1.6		0.01
Other adjustments (1)	0.9	0.5		—
Tax adjustment related to IPO awards	—	28.2		0.15
Deemed dividend resulting from exchange offer	—	48.8		0.26
Anti-dilutive impact of fully diluted number of shares (2)	—	31.7		0.29

Adjusted	$42.8	$37.4		0.20

(1)	Other adjustments include exchange membership gains and impairment of intangible assets and goodwill.
(2)	The anti-dilutive impact of a fully diluted number of shares is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.
(3)	Calculated using after-tax amounts and 151.4 million shares outstanding.
(4)	Calculated using after-tax amounts and fully diluted shares of 186.0 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net loss for the nine months ended December 31, 2009 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (3)	Per Fully Diluted Shares (4)
Shares outstanding (in millions)			123.1	174.0

GAAP	$(65.0)	$(71.1)	(0.58)	—
Stock compensation expense related to IPO awards	25.1	22.8		0.13
Foreign currency translation losses	16.0	11.5		0.07
Exchange membership gains	(12.9)	(9.2)		(0.05)
Accelerated amortization of debt issuance costs	9.7	5.7		0.03
Severance expense	4.7	3.1		0.02
Legal settlement costs	3.4	2.0		0.01
Impairment of goodwill	2.3	1.4		0.01
Other adjustments (1)	1.6	3.2		0.02
Anti-dilutive impact of fully diluted number of shares (2)	—	42.4		0.41

Adjusted	$(15.1)	$11.8		0.07

(1)	Other adjustments include February 2008 broker related loss costs, tax adjustments and Sarbanes Oxley costs.
(2)	The anti-dilutive impact of a fully diluted number of shares is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.
(3)	Calculated using after-tax amounts and 123.1 million shares outstanding.
(4)	Calculated using after-tax amounts and fully diluted shares of 174.0 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.